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                      April 18, 2024

       Changlin Liang
       Director and Chief Executive Officer
       Dingdong (Cayman) Ltd
       Building 1, 56 Fanchang Road
       Shanghai, 20120
       People   s Republic of China

                                                        Re: Dingdong (Cayman)
Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40533

       Dear Changlin Liang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Steve Lin